Exhibit 23

Consent of Yount, Hyde & Barbour, P.C.

Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-67535) on Form S-8 of the C&F Mortgage Corporation 401(K) Plan (the Plan) of our report dated June 23, 2006, relating to the statements of net assets available for benefits as of December 31, 2005 and 2004, and the statements of changes in net assets available for benefits for the years ended December 31, 2005 and 2004, which report appears in the December 31, 2005 annual report on Form 11-K of the Plan.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

June 28, 2006